Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 pwinvestor@pondel.com

ELECTRO RENT CORPORATION DECLARES
REGULAR QUARTERLY CASH DIVIDEND

VAN NUYS, Calif. – December 6, 2013 – Electro Rent Corporation (Nasdaq: ELRC) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.20 per common share. The dividend will be paid on January 10, 2014 to shareholders of record as of December 20, 2013.

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

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